EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1, of our report dated October 16, 2007, Except for note 14 paragraph (a), as to which the date is October 23, 2007, and note 14 paragraph (b), as to which the date is November 20, 2007, relating to the financial statements of Xi’an Baorun Industrial Development Co., Ltd. as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004 which are included in this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Sherb & Co., LLP

Boca Raton, FL
December 7, 2007